NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
Ed.Heffernan@AllianceData.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@AllianceData.com

Epsilon International
Andy Riley
Axicom
+44 (0)20 8392 4073

Epsilon
Scott Bauman
Greenough Communications
617.275.6518

ALLIANCE DATA’S EPSILON INTERNATIONAL SIGNS MULTI-YEAR AGREEMENT WITH TESCO STORES LIMITED TO
PROVIDE EMAIL MARKETING SERVICES THROUGHOUT EUROPE

The U.K.’s Largest Retailer Selects Epsilon International’s Email Marketing Platform and
Professional Services Team to Develop Permission-Based Email Marketing Campaigns

DALLAS, September 20, 2007 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced that the global operations of its Epsilon business, Epsilon International, has signed a multi-year agreement to provide permission-based email marketing solutions and services to Tesco.com. Tesco.com is an online business of Tesco Stores Limited, the United Kingdom’s largest retailer, with operations in Europe, North America, and Asia. Tesco’s annual sales are approximately $92 billion USD.

Under the terms of the agreement, Tesco.com will deploy Epsilon International’s proprietary email communications and campaign management platform, and Epsilon International will provide additional professional services to help Tesco.com develop highly targeted email campaigns to acquire and retain customers and generate increased sales through up-sell and cross-sell opportunities. Epsilon International will also provide strategic guidance and training to help Tesco deliver and track Tesco.com’s broad range of permission-based email campaigns throughout Europe.

“Tesco.com has partnered with Epsilon International to continue our tradition of bringing constant improvements to our email campaigns. We look forward to working with Epsilon International to build upon our success in email marketing planning and delivery,” said Kendra Banks, marketing director for Tesco.com.

Epsilon International continues to see growth opportunities in the European marketplace consistent with the forecast from Forrester Research, B2C Email Marketing In Europe: 2004 to 2010, October 5, 2005, which predicts that the market for email services in Europe will more than double in the next five years, to 1.25 billion euros (or the equivalent to approximately $1.73 billion USD).

“Tesco.com is a sophisticated marketer, and we are honored that they have chosen Epsilon International to guide and support their email marketing efforts,” said Ted Wham, Epsilon International’s senior vice president and general manager, European operations. “As Tesco.com develops even more advanced email campaigns, their customers will benefit from receiving more relevant communications at the right time and in the right place. Their further integration of online marketing programs demonstrates a clear and ongoing commitment to email as a vital, cost-effective, and high-performing marketing communications channel.”

About Epsilon

Epsilon is a leading provider of multi-channel, data-driven marketing technologies and services. Through its combination of client-centric marketing solutions, Epsilon helps leading companies understand, measure, manage and optimize their customer relationships. The organization’s end-to-end suite of integrated services includes strategic consulting, creative, data, database and loyalty technology, analytics, email and direct marketing distribution services to produce multi-channel marketing programs that generate measurable results throughout the customer lifecycle.

Founded in 1969, Epsilon is headquartered in Dallas and comprises five business groups including Strategic Database Solutions, Interactive Services (formerly Epsilon Interactive), Agency and Direct Services, Data Services (formerly CPC Associates, Inc.) and Abacus Data Services (Abacus). Epsilon works with more than 2,200 blue-chip brands and has offices throughout the United States, Europe and Asia. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com.

Epsilon International is an operating unit of Epsilon. Epsilon International is a trading name of Alliance Data FHC.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of transaction services, credit services, and loyalty and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the company’s proposed merger with Aladdin Merger Sub, Inc., an affiliate of The Blackstone Group, announced on May 17, 2007.  The company cannot provide any assurance that the proposed merger transaction  will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the company’s most recent Form 10-K.

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